Term Sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 39-A-IV dated July 10, 2009	Term Sheet to Product Supplement No. 39-A-IV Registration Statement No. 333-155535 Dated September 25, 2009; Rule 433

Structured Investments	$ Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF due September 30, 2011

General

  The notes are designed for investors who seek a return of two times the appreciation of a weighted basket of two domestic exchange-traded funds, up to a maximum total return on the notes of 48.50%* at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than 15%, be willing to lose up to 85% of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing September 30, 2011†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on September 25, 2009 and are expected to settle on September 30, 2009 (three business days after the pricing date).

Key Terms

Basket:

The notes are linked to a weighted basket consisting of the iShares® Dow Jones U.S. Real Estate Index Fund (“IYR”) and the SPDR® S&P® Homebuilders ETF (“XHB”) (each a “Basket Fund” and together, the “Basket Funds”).

Component Weightings:	The iShares U.S. Real Estate Weighting is 70.00% and the S&P Homebuilders Weighting is 30.00% (each a “Component Weighting,” and collectively, the “Component Weightings”).
Upside Leverage Factor:	2
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by two, subject to the Maximum Total Return on the notes of 48.50%*. For example, if the Basket Return is equal to or greater than 24.25%, you will receive the Maximum Total Return on the notes of 48.50%*, which entitles you to a maximum payment at maturity of $1,485 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + [$1,000 x (Basket Return x 2)]

* The actual Maximum Total Return will be set on the pricing date and will not be less than 48.50%. Accordingly, the actual maximum payment at maturity per $1,000 principal amount note will not be less than $1,485.

Your principal is protected against up to a 15% decline in the Basket at maturity. If the Ending Basket Level declines from the Starting Basket Level by up to 15%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level declines from the Starting Basket Level by more than 15%, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond 15% and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Basket Return + 15%)]
If the Ending Basket Level declines from the Starting Basket Level by more than 15%, you could lose up to $850 per $1,000 principal amount note.
Buffer Amount:	15%, which results in a minimum payment of $150 per $1,000 principal amount note.
Basket Return:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows:
Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	On the Observation Date, the Basket Closing Level will be calculated as follows:
100 x [1 + (iShares U.S. Real Estate Return * iShares U.S. Real Estate Weighting) + (S&P Homebuilders Return * S&P Homebuilders Weighting)]

Each of the returns set forth in the formula above refers to the Fund Return for the relevant Basket Fund, which reflects the performance of the relevant Basket Fund, expressed as a percentage, from the closing price of that Basket Fund on the pricing date to the closing price of that Basket Fund multiplied by the applicable Share Adjustment Factor on the Observation Date.

Share Adjustment Factor:

1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 39-A-IV for further information about these adjustments.

Observation Date:	September 27, 2011†
Maturity Date†:	September 30, 2011†
CUSIP:	48123L7F5
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 39-A-IV.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 39-A-IV and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)

If the notes priced today, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $16.50 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $1.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMSI may be less than $16.50 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be allowed to other dealers, exceed $17.50 per $1,000 principal amount note. See “Plan of Distribution” beginning on page PS-174 of the accompanying product supplement no. 39-A-IV.

The agent for this offering, JPMSI, is an affiliate of ours, See “Supplemental Plan of Distribution (Conflicts of Interest)” in this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

September 25, 2009

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 39-A-IV and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 39-A-IV dated July 10, 2009. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 39-A-IV, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 39-A-IV dated July 10, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209002810/e35935-424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by two, up to the Maximum Total Return on the notes of 48.50%, or a maximum payment at maturity of $1,485 for every $1,000 principal amount note. The actual Maximum Total Return will be set on the pricing date and will not be less than 48.50%. The notes may be appropriate for investors anticipating moderate appreciation in the Basket during the term of the notes and those seeking to enhance returns through leverage within the specified range of performance in exchange for a Maximum Total Return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against a decline in the Ending Basket Level, as compared to the Starting Basket Level, of up to 15%. If the Ending Basket Level declines from the Starting Basket Level by more than 15%, for every 1% decline of the Basket beyond 15%, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, the notes will outperform the Basket on the downside by virtue of the buffer and you will receive a payment equal to at least $150 per $1,000 principal amount note at maturity, subject to the credit risk of JPMorgan Chase & Co.
  DIVERSIFICATION AMONG THE BASKET FUNDS — Because the iShares® Dow Jones U.S. Real Estate Index Fund makes up 70% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the iShares® Dow Jones U.S. Real Estate Index Fund. The return on the notes is linked to a basket consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF. The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund of iShares® Trust, which is a registered investment company that consists of numerous separate investment portfolios. The iShares® Dow Jones U.S. Real Estate Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the real estate sector of the U.S. equity markets, as measured by the Dow Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index measures the performance of the real estate sector of the U.S. equity market. The SPDR® S&P® Homebuilders ETF is an exchange-traded fund of SPDR® Series Trust, which is a registered investment company that consists of numerous separate investment portfolios. The SPDR® S&P® Homebuilders ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P® Homebuilders Select IndustryTM Index. The S&P® Homebuilders Select IndustryTM Index is an equal-weighted index that is designed to measure the performance of the homebuilders sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market. For additional information about each Basket Fund, see “The iShares® Dow Jones U.S. Real Estate Index Fund” and “The SPDR® S&P® Homebuilders ETF” in the accompanying product supplement no. 39-A-IV.
  TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 39-A-IV. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes that, subject to the discussion of the “constructive ownership” rules in the following sentence, generate long-term capital gain or loss if held for more than one year. The notes may be treated as subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF	TS-1

gain recognized in respect of the notes that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. In addition, based on certain factual assumptions and representations received from us, our special tax counsel is of the opinion that withholding under Sections 897 and 1445 of the Internal Revenue Code of 1986 and the regulations thereunder (collectively, “FIRPTA”) should not be imposed on proceeds paid to Non-U.S. Holders, although it is possible that we may decide (or that the IRS could argue) that we are required to do so. However, under a different set of rules, Non-U.S. Holders could in any event be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Funds, the indices underlying the Basket Funds, which we refer to as the Underlying Indices, or any of the equity securities held by the Basket Funds or included in the Underlying Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 39-A-IV dated July 10, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $150 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level, beyond the 15% buffer. Accordingly, you could lose up to $850 for each $1,000 principal amount note that you invest in.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Total Return, which will be set on the pricing date and will not be less than 48.50%.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spread may adversely affect the market value of the notes. Payment on the notes is dependent on JPMorgan Chase & Co.’s ability to pay the amount due on the notes at maturity, and therefore your payment on the notes is subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Basket Funds would have.
  THERE ARE RISKS ASSOCIATED WITH THE BASKET FUNDS — Although shares of the Basket Funds are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Basket Funds or that there will be liquidity in the trading market. The Basket Funds are subject to management risk, which is the risk that the investment strategies of their respective investment advisers, the implementation of which is subject to a number of constraints, may not produce the intended results. Barclays Global Fund Advisors (“BGFA”) is currently the investment adviser for the iShares® Dow

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF	TS-2

  Jones U.S. Real Estate Index Fund, and SSgA Funds Management, Inc. (“SSFM”) is the investment adviser for the SPDR® S&P® Homebuilders ETF. For example, BGFA may invest up to 10% of the iShares® Dow Jones U.S. Real Estate Index Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Dow Jones U.S. Real Estate Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates. In addition, SSFM may invest up to 5% of the SPDR® S&P® Homebuilders ETF’s assets in securities not included in the S&P® Homebuilders Select IndustryTM Index, but which SSFM believes will help the SPDR® S&P® Homebuilders ETF track the S&P® Homebuilders Select IndustryTM Index, as well as in certain futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including affiliated money market funds). Any such action could adversely affect the market price of the shares of any or all of the Basket Funds, and consequently, the Basket level and the value of the notes.
  TRANSITION OF iSHARES® DOW JONES U.S. REAL ESTATE INDEX FUND’S INVESTMENT ADVISER — On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”). The shareholders of Barclays have approved the Blackrock Transaction at a general meeting held in early August 2009. The Blackrock Transaction is subject to certain regulatory approvals, as well as other conditions to closing. Under the Investment Company Act of 1940, as amended, completion of the Blackrock Transaction will cause the automatic termination of the iShares® Dow Jones U.S. Real Estate Index Fund’s current investment advisory agreement with BGFA. In order for the management of the iShares® Dow Jones U.S. Real Estate Index Fund to continue uninterrupted, the iShares® Dow Jones U.S. Real Estate Index Fund’s Board of Trustees (the “Board”) will be asked to approve a new investment advisory agreement with BGFA. If approved by the Board, the new investment advisory agreement will be submitted to the shareholders of the iShares® Dow Jones U.S. Real Estate Index Fund for their approval. The failure to obtain such approvals could cause interruptions in the management of the iShares® Dow Jones U.S. Real Estate Index Fund which could have an adverse effect on the value of the iShares® Dow Jones U.S. Real Estate Index Fund and consequently on the value of your notes.
  DIFFERENCES BETWEEN THE ISHARES® DOW JONES U.S. REAL ESTATE INDEX FUND AND THE DOW JONES U.S. REAL ESTATE INDEX — The iShares® Dow Jones U.S. Real Estate Index Fund invests in a representative sample of equity securities included in the Dow Jones U.S. Real Estate Index; however, the iShares® Dow Jones U.S. Real Estate Index Fund may not hold all or substantially all of the equity securities included in the Dow Jones U.S. Real Estate Index. Therefore, while the performance of the iShares® Dow Jones U.S. Real Estate Index Fund is linked principally to the performance of the Dow Jones U.S. Real Estate Index, the performance of the iShares® Dow Jones U.S. Real Estate Index Fund is also generally linked in part to non-equity securities because BGFA may invest up to 10% of the Index Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Dow Jones U.S. Real Estate Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates. In addition, the performance of the iShares® Dow Jones U.S. Real Estate Index Fund will reflect additional transaction costs and fees that are not included in the calculation of the Dow Jones U.S. Real Estate Index. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the iShares® Dow Jones U.S. Real Estate Index Fund and the Dow Jones U.S. Real Estate Index. Finally, because the shares of the iShares® Dow Jones U.S. Real Estate Index Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the iShares® Dow Jones U.S. Real Estate Index Fund may differ from the net asset value per share of the iShares® Dow Jones U.S. Real Estate Index Fund. For all of the foregoing reasons, the performance of the iShares® Dow Jones U.S. Real Estate Index Fund may not correlate with the performance of the Dow Jones U.S. Real Estate Index.
  DIFFERENCES BETWEEN THE SPDR® S&P® HOMEBUILDER ETF AND THE S&P® HOMEBUILDERS SELECT INDUSTRY™ INDEX — The SPDR® S&P® Homebuilders ETF will generally invest in all of the equity securities included in the S&P® Homebuilders Select IndustryTM Index. There may, however, be instances where SSFM may choose to overweight another stock in the S&P® Homebuilders Select IndustryTM Index, purchase securities not included in the S&P® Homebuilders Select IndustryTM Index that SSFM believes are appropriate to substitute for a security included in the S&P® Homebuilders Select IndustryTM Index, or utilize various combinations of other available investment techniques in seeking to track accurately the S&P® Homebuilders Select IndustryTM Index. In addition, the performance of the SPDR® S&P® Homebuilders ETF will reflect additional transaction costs and fees that are not included in the calculation of the S&P® Homebuilders Select IndustryTM Index. Also, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between the SPDR® S&P® Homebuilders ETF and the S&P® Homebuilders Select IndustryTM Index. Finally, because the shares of the SPDR® S&P® Homebuilders ETF are traded on the AMEX and are subject to market supply and investor demand, the market value of one share of the SPDR® S&P® Homebuilders ETF may differ from the net asset value per share of the SPDR® S&P® Homebuilders ETF. For all of the foregoing reasons, the performance of the SPDR® S&P® Homebuilders ETF may not correlate with the performance of the S&P® Homebuilders Select IndustryTM Index.
  THE ISHARES® DOW JONES U.S. REAL ESTATE INDEX FUND IS LINKED TO THE PERFORMANCE OF THE REAL ESTATE INDUSTRY — All or substantially all of the equity securities held by the iShares® Dow Jones U.S. Real Estate Index Fund are issued by companies whose lines of business are directly associated with the real estate industry and include real estate investment trusts. Because 70% of the value of the Basket is linked to the performance of iShares® Dow Jones U.S. Real Estate Index Fund, an investment in these notes will be concentrated in this industry. The real estate industry is cyclical and has from time to time experienced significant difficulties. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the real estate industry is significantly affected by a number of factors in general and local economic conditions as well as real estate markets, including those described under “Risk Factors” in the accompanying product supplement no. 39-A-IV. These factors could cause a downturn in the real estate industry generally or regionally and could cause the value of the stocks held by the iShares® Dow Jones U.S. Real Estate Index Fund and the price of the iShares® Dow Jones U.S. Real Estate Index Fund to decline during the term of the notes.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF	TS-3

  THE SPDR® S&P® HOMEBUILDER ETF IS LINKED TO THE PERFORMANCE OF THE HOMEBUILDING INDUSTRY — All or substantially all of the equity securities held by the SPDR® S&P® Homebuilders ETF are issued by companies whose primary lines of business are directly associated with the residential homebuilding industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the homebuilding industry is significantly affected by a number of factors in general and local economic conditions and real estate markets as well as by weather conditions, natural disasters and geopolitical events, including those described under “Risk Factors” in the accompanying product supplement no. 39-A-IV. These factors could cause an upturn or a downturn in the homebuilding industry generally or regionally and could cause the value of the equity securities held by the SPDR® S&P® Homebuilders ETF and the price of the Index Fund to decline during the term of the notes.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  THE ANTI-DILUTION PROTECTION FOR THE BASKET FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for a Basket Fund for certain events affecting the shares of that Basket Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Basket Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the prices of the Basket Funds on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Basket Funds;
    the time to maturity of the notes;
    the dividend rate on the equity securities underlying the Basket Funds or included in the Underlying Indices;
    interest and yield rates in the market generally as well as in the markets of the equity securities held by the Basket Funds or included in the Underlying Indices;
    a variety of economic, financial, political, regulatory or judicial events;
    the occurrence of certain events to the Basket Funds that may or may not require an adjustment to the applicable Share Adjustment Factor;
    developments in the real estate and homebuilding markets; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF	TS-4

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume a Maximum Total Return of 48.50%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

180.00	80.00%	48.50%
165.00	65.00%	48.50%
150.00	50.00%	48.50%
140.00	40.00%	48.50%
130.00	30.00%	48.50%
124.25	24.25%	48.50%
120.00	20.00%	40.00%
110.00	10.00%	20.00%
105.00	5.00%	10.00%
102.50	2.50%	5.00%
100.00	0.00%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
85.00	-15.00%	0.00%
80.00	-20.00%	-5.00%
70.00	-30.00%	-15.00%
60.00	-40.00%	-25.00%
50.00	-50.00%	-35.00%
40.00	-60.00%	-45.00%
30.00	-70.00%	-55.00%
20.00	-80.00%	-65.00%
10.00	-90.00%	-75.00%
0.00	-100.00%	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 2 does not exceed the hypothetical Maximum Total Return of 48.50%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 2)] = $1,100

Example 2: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 85. Although the Basket Return is negative, because the Ending Basket Level of 85 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 15%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 130. Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100 and the Basket Return of 30% multiplied by 2 exceeds the hypothetical Maximum Total Return of 48.50%, the investor receives a payment at maturity of $1,485 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 70. Because the Basket Return is negative and the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 15%, the investor receives a payment at maturity of $850 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (-30% + 15%)] = $850

Example 5: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 0. Because the Basket Return is negative and the Ending Basket Level of 0 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 15%, and the investor receives a payment at maturity of $150 per $1,000 principal amount note, which reflects the principal protection provided by the Buffer Amount of 15%, calculated as follows:

$1,000 + [$1,000 x (-100% + 15%)] = $150

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF	TS-5

Historical Information

The following graphs show the historical weekly performance of the iShares® Dow Jones U.S. Real Estate Index Fund from January 2, 2004 through September 18, 2009 and the SPDR® S&P® Homebuilders ETF as well as the Basket as a whole from February 10, 2006 through September 18, 2009. The SPDR® S&P® Homebuilders ETF commenced trading on February 6, 2006. The graph of the historical Basket performance assumes the Basket level on February 10, 2006 was 100 and the Component Weightings specified on the cover of this term sheet on that date. The closing price of the iShares® Dow Jones U.S. Real Estate Index Fund on September 24, 2009 was $42.09. The closing price of the SPDR® S&P® Homebuilders ETF on September 24, 2009 was $15.24.

We obtained the various Basket Fund closing prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical prices of each Basket Fund and the historical levels of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing price of any Basket Fund on the pricing date or the Observation Date. We cannot give you assurance that the performance of the Basket Funds will result in the return of any of your initial investment in excess of $150 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co.

Supplement Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the notes. In accordance with NASD Rule 2720, JPMSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the iShares® Dow Jones U.S. Real Estate Index Fund and the SPDR® S&P® Homebuilders ETF	TS-6